As filed with the Securities and Exchange Commission on April 15, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EQT CORPORATION

(Exact name of Registrant as specified in its charter)

Pennsylvania	25-0464690
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania (Address of principal executive offices)	15222 (Zip Code)

EQT CORPORATION 2020 LONG-TERM INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

William E. Jordan

Chief Legal and Policy Officer

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

(Name and address of agent for service)

(412) 553-5700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, EQT Corporation (the “Company” or “EQT”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of an additional 34,000,000 shares of common stock, no par value (the “Common Stock”), under the EQT Corporation 2020 Long-Term Incentive Plan, as amended. This Registration Statement hereby incorporates by reference the contents of the Company’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2020 (File No. 333-237953), April 21, 2022 (File No. 333-264423), and July 22, 2024 (File No. 333-280948).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)	EQT’s Annual Report on Form 10-K for the year ended December 31, 2025 (filed on February 18, 2026);

(b)	EQT’s Current Reports on Form 8-K filed on February 9, 2026, March 10, 2026, March 24, 2026, and April 15, 2026; and

(c)	The description of the Common Stock set forth in Exhibit 99.1 to the Current Report on Form 8-K filed on July 15, 2019, including any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

EQT is incorporated under the laws of the Commonwealth of Pennsylvania.

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law, as amended (the “PBCL”), a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1)   by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2)   if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)   by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer or representative of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of EQT’s Amended and Restated Bylaws (as amended through October 16, 2025) (the “Bylaws”) provides that directors and officers of the Company shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other proceeding (whether brought by or in the right of the corporation or otherwise) arising out of their service to EQT or to another corporation, partnership, joint venture, trust or other enterprise at the request of EQT; provided, however, that EQT will not indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such director or officer (other than a proceeding to enforce such person’s rights to indemnification under Article IV) unless such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article IV of the Bylaws provides that the Company may purchase and maintain insurance to protect EQT and its directors, officers, agents, or employees against any liability asserted against such person and incurred by such person in respect of the service of such person, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of Article IV.

EQT maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, EQT may receive reimbursement for amounts as to which the directors and officers are indemnified by EQT under the Bylaw indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the Bylaw indemnification provisions described above.

As permitted by PBCL Section 1713, EQT’s Restated Articles of Incorporation (as amended through July 18, 2024) (the “Articles”) and the Bylaws provide that no director shall be personally liable for monetary damages as such for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Subchapter B—“Fiduciary Duty” of Chapter 17 of the PBCL and such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state, or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his or her duties as a director or as a member of any committee of the board of directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

Additionally, as permitted by PBCL Section 1735, the Bylaws provide that no officer shall be personally liable, as such, for monetary damages (except to the extent otherwise provided by law) for any action taken, or any failure to take any action, unless the officer has breached or failed to perform the duties of his or her office under Title 15, Chapter 17, Subchapter C of the PBCL (or any successor statute relating to officers’ standard of care and justifiable reliance) and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The Company also has indemnification agreements with all of EQT’s executive officers and directors (collectively, “Indemnitees”). These agreements provide that the Indemnitees will be protected as promised in the Bylaws (regardless of, among other things, any amendment to or revocation of the Bylaws or any change in the composition of EQT’s Board of Directors or an acquisition transaction relating to EQT) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements. These agreements also provide, to the extent insurance is maintained, for the continued coverage of the Indemnitees under EQT’s director and officer insurance policies. The indemnification agreements, among other things and subject to certain limitations, indemnify and hold harmless the Indemnitees against any and all reasonable expenses, including fees and expenses of counsel, and any and all liability and loss, including judgments, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement, incurred or paid by the Indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Company or otherwise, in which the Indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the Indemnitees are or were directors or officers of the Company or are or were serving at the Company’s request as directors, officers, employees, trustees or representatives of another corporation or enterprise.

The foregoing is only a general summary of certain aspects of the PBCL, the Articles, the Bylaws, and the indemnification agreements dealing with indemnification of directors and officers and does not purport to be complete.

Item 8. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Exhibit Index

Exhibit No.	Description
5.1*	Opinion of Morgan, Lewis & Bockius LLP.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for EQT Corporation.
23.2*	Consent of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineers and Geologists for EQT Corporation.
23.3*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included in the signature page of this Registration Statement).
99.1	EQT Corporation 2020 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed on May 1, 2020).
99.2	Amendment to the EQT Corporation 2020 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 filed on April 21, 2022).
99.3	Second Amendment to the EQT Corporation 2020 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report Form 8-K filed on July 22, 2024).
99.4*	Third Amendment to the EQT Corporation 2020 Long-Term Incentive Plan.
107*	Filing Fee Table.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on April 15, 2026.

EQT CORPORATION

By:	/s/ Jeremy T. Knop
	Name:	Jeremy T. Knop
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Toby Z. Rice, Jeremy T. Knop, and William E. Jordan, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

President, Chief Executive Officer and Director
/s/ Toby Z. Rice	(Principal Executive Officer)	April 15, 2026
Toby Z. Rice

Chief Financial Officer
/s/ Jeremy T. Knop	(Principal Financial Officer)	April 15, 2026
Jeremy T. Knop

Chief Accounting Officer
/s/ Todd M. James	(Principal Accounting Officer)	April 15, 2026
Todd M. James

/s/ Vicky A. Bailey	Director	April 15, 2026
Vicky A. Bailey

/s/ Lee M. Canaan	Director	April 15, 2026
Lee M. Canaan

/s/ Frank C. Hu	Director	April 15, 2026
Frank C. Hu

/s/ Kathryn J. Jackson	Director	April 15, 2026
Kathryn J. Jackson

Signature	Title	Date

/s/ Thomas F. Karam	Director	April 15, 2026
Thomas F. Karam

/s/ John F. McCartney	Director	April 15, 2026
John F. McCartney

/s/ Daniel J. Rice IV	Director	April 15, 2026
Daniel J. Rice IV

/s/ Robert F. Vagt	Director	April 15, 2026
Robert F. Vagt

/s/ Hallie A. Vanderhider	Director	April 15, 2026
Hallie A. Vanderhider